EXHIBIT 5








      [Letterhead of Honigman Miller Schwartz and Cohn]



                      February 20, 1998



Steelcase Inc.
901 44th Street
Grand Rapids, Michigan 49508


Ladies and Gentlemen:

          We have represented Steelcase Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 1,500,000 shares of the Company's Class A Common Stock (the "Class A Common Stock"), to be issued pursuant to options granted under the Steelcase Inc. Employee Stock Purchase Plan (the "Plan").

          Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of Class A Common Stock to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized and, when issued and sold by the Company in accordance with the Plan and the stock options exercised thereunder, will be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


                                  Very truly yours,

                                  /s/  Honigman Miller Schwartz and Cohn
                                  HONIGMAN MILLER SCHWARTZ AND COHN